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                          Verizon West Virginia Inc.

                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                Years Ended December 31,
                                                    ------------------------------------------------------------------------
(Dollars in Thousands)                                            2001         2000         1999         1998         1997
----------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes and
  extraordinary item                                          $236,640     $213,102     $193,014     $144,443     $128,384
Equity in loss (income) from affiliates                          4,077          (48)        (133)         ---          ---
Dividends received from equity affiliate                           116          162          133          ---          ---
Interest expense                                                17,920       18,935       16,827       16,416       18,167
Portion of rent expense representing interest                   11,288        6,690        5,952        6,145        6,133
Amortization of capitalized interest                               549          465          364          296          243
                                                    ------------------------------------------------------------------------
Earnings, as adjusted                                         $270,590     $239,306     $216,157     $167,300     $152,927
                                                    ========================================================================
Fixed charges:
Interest expense                                              $ 17,920     $ 18,935     $ 16,827     $ 16,416     $ 18,167
Portion of rent expense representing interest                   11,288        6,690        5,952        6,145        6,133
Capitalized interest                                             2,176        1,992        1,006        1,399          579
                                                    ------------------------------------------------------------------------
Fixed Charges                                                 $ 31,384     $ 27,617     $ 23,785     $ 23,960     $ 24,879
                                                    ========================================================================
Ratio of Earnings to Fixed Charges                                8.62         8.67         9.09         6.98         6.15
                                                    ========================================================================
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